EXHIBIT 5.1 and 23.2

September 6, 2017

United States Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Re:

LBC Bioscience Inc., a Nevada corporation (the “Company”), Registration Statement on Form S-1 File No 333-217394 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”) relating to a maximum of 32,263,000 shares of the Company’s Common Stock, par value $.0001 per share (the “Shares”)

Ladies and Gentlemen:

I have been requested by the Company, to furnish you with my opinion as to the matters hereinafter set forth.

In connection with this opinion, I have examined the Registration Statement, the Certificate of Incorporation and By-Laws of the Company, copies of the records of corporate proceedings of the Company and copies of such other agreements, instruments and documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, I am of the opinion that:

(1) the 10,000,000 shares being offered by the Company (the “Company Shares”) will, when sold in the manner described in the Registration Statement, be fully paid, non-assessable, duly issued and outstanding shares of the Company’s common stock;

(2) the 26,264,000 shares being offered by the Selling Stockholders identified in the Registration Statement (the “Selling Stockholder Shares”) have been duly authorized by appropriate corporate action and are fully paid, non-assessable, duly issued and outstanding shares of the Company’s common stock;

(3) the Company is a validly existing corporation in good standing under the laws of the State of Nevada.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to me in the Prospectus under the heading “Legal Matters.” I further consent to the incorporation by reference of this letter and consent into any registration statement filed pursuant to Rule 462(b) with respect to the Shares.

Very truly yours,

/s/ Frank J. Hariton

Frank J. Hariton